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WAIVER OF WITHDRAWAL CHARGE RIDER - 10 YEARS OR DISABILITY
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date.  Terms not  defined in this Rider  have the  meaning  given to them in the
Contract.

For an additional charge, the Owner may elect to purchase this Rider at the time of  application.  Such election and  applicable  charge will be reflected on the
Owner's Contract Data Page. If purchased, this Rider makes available a waiver of the Withdrawal  Charge.  SBL will waive the Withdrawal Charge under the terms of this Rider if at the time of the Withdrawal:

     1.  the Contract has been in force for ten or more  Contract  Years and the
         Owner has made  purchase  payments  on a quarterly  (or more  frequent)
         basis for at least five full Contract Years; or
     2.  the  Owner  has  become  totally  and  permanently  disabled  after the
         Contract Date and prior to age 65.

"Totally and permanently disabled" means that:

     1.  the Owner is  unable,  because of  physical  or mental  impairment,  to perform the material and substantial duties of any occupation for which the Owner is suited by means of education, training or experience;
     2.  the  impairment  must have been in existence  for more than 180 days to qualify for this benefit; and
     3.  the impairment must be expected to result in death or be  long-standing and indefinite.

SBL requires  proof of disability  and proof of age. SBL will accept as proof of disability  a  certified  Social  Security  finding of  disability  or a written statement by a licensed physician. SBL will accept a certified birth certificate as proof of age. Such proof of disability and age must be acceptable to SBL.

SBL reserves the right to have the Owner examined by a physician of SBL's choice and at SBL's expense to determine  whether the Owner is eligible for a waiver of the Withdrawal Charge based upon disability as provided herein.

Effective as of the date of the first  Withdrawal under the terms of this Rider, no additional purchase payments may be made to the Contract.

SBL will deduct a charge for this Rider as set forth in the  Contract.  SBL will not deduct  the charge  from Fixed  Account  Contract  Value to the extent  such charge exceeds the amount of Current  Interest in excess of the Guaranteed Rate.
The Owner may not add or delete this Rider after the Contract Date.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

V6072 (4-01)